Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

ATLAS RESOURCE PARTNERS, L.P.

This Certificate of Limited Partnership, dated as of October 13, 2011, has been duly executed and is being filed by the undersigned to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C., § 17-101, et seq.).

1. Name. The name of the limited partnership is Atlas Resource Partners, L.P. (the “Partnership”).

2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, 19808.

3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, 19808.

4. General Partner. The name and the business address of the sole general partner of the Partnership is:

Atlas Resource Partners GP, LLC.
c/o Atlas Energy, L.P.
1550 Coraopolis Heights Road
Moon Township, Pennsylvania 15108

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Limited Partnership as of the date and year first above written.

Atlas Resource Partners GP, LLC, as General Partner

By:	/s/ Jenna E. Levine
Name: Jenna E. Levine
Title: Authorized Person